Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-14036) pertaining to the Amended and Restated James Hardie Industries plc 2001 Equity Incentive Plan;

(2)	Registration Statement (Form S-8 No. 333-153446) pertaining to the Amended and Restated James Hardie Industries plc Managing Board Transitional Stock Option Plan 2005 and the Amended and Restated James Hardie Industries plc Supervisory Board Share Plan 2006;

(3)	Registration Statements (Forms S-8 No. 333-161482, 333-190551, 333-198169, 333-206470 and 333-246178) pertaining to the Amended and Restated James Hardie Industries plc Long Term Incentive Plan 2006;

(4)	Registration Statement (Form S-8 No. 333-253533) pertaining to the James Hardie Industries plc 2020 Non-Executive Director Equity Plan;

(5)	Registration Statement (Form F-4 No. 333-286977) of James Hardie Industries plc;

(6)	Registration Statement (Form S-8 No. 333-288456) pertaining to the AZEK Company Inc. 2020 Omnibus Incentive Compensation Plan;

(7)	Registration Statement (Form S-8 No. 333-289047) pertaining to the James Hardie Industries plc. Amended and Restated 2001 Equity Incentive Plan; James Hardie Industries plc. Long Term Incentive Plan; James Hardie Industries plc. 2020 Non-Executive Director Equity Plan

of our reports dated May 19, 2026, with respect to the consolidated financial statements of James Hardie Industries plc and the effectiveness of internal control over financial reporting of James Hardie Industries plc included in this Annual Report (Form 10-K) of James Hardie Industries plc for the year ended March 31, 2026.

                                /s/ Ernst & Young LLP
Irvine, California
May 19, 2026